Exhibit 99.1


                                  NEWS RELEASE
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FOR IMMEDIATE RELEASE

                         Contact:

                         Kevin P. Fitzgerald, President, Chief Executive Officer
                                           or
                         Bonnie S. Biumi, Chief Financial Officer
                        (305) 513-3350 ext. 239, ext. 212

                                   NEFF CORP.
              ANNOUNCES PROPOSED SALE OF SENIOR SUBORDINATED NOTES

     Miami, Florida (December 3, 1998) Neff Corp. (NYSE:NFF), announced today that is has agreed to sell $100 million aggregate principal amount 10.25% Senior Subordinated Notes due 2008 in an offering made pursuant to Rule 144A and Regulation S. The gross proceeds to Neff will be approximately $98.5 million and the Notes will mature on June 1, 2008. The proceeds of the offering will be used to repay bank indebtedness.

     Mr. Kevin P. Fitzgerald, President and Chief Executive Officer of Neff, stated: "This is an important step in Neff's growth plans. This additional funding will allow us to continue to seek acquisition opportunities and add fleet to our existing locations."

     Neff Corp. is one of the largest and fastest growing equipment rental companies in the United States, with 86 locations in 15 states and South America.

     This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Subordinated Notes. The Senior Subordinated Notes proposed to be offered will not be registered under the Securities Act of 1933, as amended, or any state securities laws and unless so registered may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.


Note:This press release contains forward-looking information within the meaning of the Private Securities Litigation reform Act. Actual results may differ materially from those projected in the forward-looking statements. Risks that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks inherent in the company's growth strategy, such as the uncertainty that the Company will be able to identify, acquire and integrate attractive acquisition candidates; the Company's dependence on additional capital for future growth; and the degree to which the Company is leveraged. Additional information concerning these and other risks and uncertainties is contained from time-to-time in the Company's SEC filings. In light of these risks and uncertainties, there can be no assurance that the results referred to in forward-looking statements made in this press release will in fact occur.

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